Exhibit 10.3

2001 Broadway
6th Floor
Cambridge, MA 02139
617-551-4700
617-551-4701 fax

March 29, 2011

Claus Christiansen
Nordic Bioscience Clinical Development VII a/s
Herlev Hovedgade 207
DK-2730 Herlev, Denmark
Phone: +45 3696 4595

Re:

Understanding with respect to stock issuable in connection with services pursuant to a future Work Statement NB-2 between Nordic Bioscience Clinical Development VII a/s (“NB”) and Radius Health, Inc. (“Radius”)

Dear Claus:

Radius and NB are entering into that certain Clinical Trial Services Agreement dated as of the March 29, 2011 (the “CTS Agreement”) and a certain Work Statement NB-1 under the CTS Agreement. Pursuant to Work Statement NB-1, NB has agreed to perform certain services relating to a Phase III clinical study of a Radius drug candidate known as BA058. Radius and NB are also entering into a Stock Issuance Agreement (the “SI Agreement”) pursuant to which Radius is issuing certain shares of Series A-5 Preferred Stock to NB, which shares entitle the holder to receive certain stock dividends payable in shares of Series A-6 Preferred Stock. Radius proposes the following amendment to the SI Agreement to allow the parties to address the arrangements they will employ to address funding with respect to future collaborative work between them, as contemplated by the CTS Agreement. Capitalized terms used in this document and not defined herein are used with the meanings ascribed to them in the SI Agreement.

1.               If Radius and NB enter into a certain Work Statement NB-2 under the CTS Agreement for the performance of a “Six Month Phase 2 Study of BA058 Presented as a Coated Transdermal Microarray Delivery System (BA058 sMTS) in the Treatment of Postmenopausal Women with Osteoporosis” then NB shall be paid a portion of the purchase price for the Services that are the subject of such Work Statement NB-2 in cash and the balance shall be paid by issuance to NB of shares of Radius Series A-6 Convertible Preferred Stock. The stock issuance portion of the purchase price shall be worth at least $4,000,000 and shall be made pursuant to a SI Agreement with terms and provisions identical to those set forth in the SI Agreement except for changes necessary to reflect the then status of Radius as a public company.

2.               This letter agreement may be executed in counterparts, each of which will be deemed an original with all such counterparts together constituting one instrument. Except to the extent expressly amended by this letter agreement, all of the terms, provisions and conditions of the SI Agreement are hereby ratified and confirmed and shall remain in full force and effect. The term “Agreement”, as used in the SI Agreement, shall henceforth be deemed to be a reference to the SI Agreement as amended by this letter agreement.

If you agree to the foregoing, please execute both counterparts of this letter agreement and return one fully executed counterpart to the undersigned. The other counterpart is for your records.

Sincerely yours,

/s/ Richard Lyttle
Richard Lyttle
President and Chief Executive Officer

AGREED AND ACCEPTED

/s/ Claus Christiansen
Claus Christiansen, MD
Authorized Signatory, Nordic Bioscience Clinical Development VII a/s